Exhibit 4.B

                            AMENDMENT TO SAVINGS AND
                            STOCK INVESTMENT PLAN FOR
                               SALARIED EMPLOYEES
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INCLUSION OF AAI EMPLOYEE SERVICES, L.L.C., AND FORD GLOBAL TECHNOLOGIES, INC.
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Subparagraph 1 of Paragraph I, "Affiliated Corporation," shall be amended to read as follows:

         "Affiliated Corporation" shall mean (a) the Company, (b) any corporation not less than a majority of the voting stock of which is owned directly or indirectly by the Company and that has been approved by the Committee as an Affiliated Corporation for purposes of the Plan and (c) Ford Global Technologies, Inc., and AAI Employee Services Company, L.L.C.

Subparagraph 26 of Paragraph I, "Participating Company," shall be amended to read as follows:

         "Participating Company" shall mean and include the Company and each subsidiary of the Company that shall have elected to participate in the Plan with the consent of the Company. "Subsidiary of the Company" shall mean a domestic corporation not less than a majority of the voting stock of which is owned directly or indirectly by the Company and Ford Global Technologies, Inc., and AAI Employee Services
         Company, L.L.C.

EXCLUSION OF CERTAIN U.S. EMPLOYEES
-----------------------------------

Subparagraph 15 of Paragraph I, "Employee" shall be amended to read as follows:

         "Employee" shall mean each person who is employed at a salary by a Participating Company or by an Affiliated Corporation and is enrolled on the active employment rolls of such Participating Company, or of such Affiliated Corporation, maintained in the United States, including without limitation any such person who also is an officer or director of a Participating Company or of an Affiliated Corporation; provided that the term "Employee," as defined above, shall not include any International Service Employee on Effective Position in Range who is on the Company's U.S. operations active employment rolls for a limited purpose, for a period limited in advance, or for a period that is not expect to continue indefinitely.

VESTING OF COMPANY MATCH FOR SALARIED CAFETERIA WORKERS
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Paragraph IX is amended by adding at the end thereof the following sentence:

         Notwithstanding the foregoing provisions of this paragraph, each member who is an employee as of December 31, 1997 and who is released to Marriott or AVI as a result of the sale of cafeteria service business to those entities shall be fully vested in his or her Company matching contributions account on the day immediately preceding the date the individual becomes employed by Marriott or AVI.
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DISTRIBUTION OF ASSETS AT AGE 65
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The last sentence of Subparagraph 1 of Paragraph XV shall be amended to read as follows, effective as of the date the Company receives a favorable determination with respect thereto:

         In the case of member who has terminated employment and attains age six-five (65), distribution of the value of the assets in his or her accounts that are vested shall be made no later than the 60th day after the close of the plan year in which such member attains age sixty-five (65); provided that in any such case no distribution shall commence until the member files a request for benefits.


ASSOCIATES STOCK FUND
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Paragraph I is amended by adding the following subparagraphs:

37. "Associates Stock" shall mean Class A Common Stock of Associates First Capitol Corporation.

38. "Associates Stock Fund" shall mean that portion of the trust fund consisting of investments made by the Trustee in accordance with subparagraph 6 of paragraph XVIII hereof.

39. "Associates Stock Fund Units" shall mean the measure of a member's interest in the Associates Stock Fund as described in subparagraph 6 of paragraph XVIII hereof.

Paragraph VII is amended by inserting after the phrase "Ford Stock Fund" the phrase ", Associates Stock Fund,".

Paragraph XI shall be amended to read as follows:

          Investment of Dividends, Interest, Etc. Cash dividends, interest, and cash proceeds of any other distribution in respect of the Ford Stock Fund, the Associates Stock Fund, the Common Stock Fund, the Bond
          Fund, the Interest Income Fund, and the Income Fund shall be invested in the respective Funds; except that, commencing with the dividend on Company stock payable in the third quarter of 1996, and commencing with the establishment of the Associate Stock Fund, all or a portion of cash dividends paid on company stock held in the Ford Stock Fund that have not been in the Plan continuously since January 1, 1989 and all of the cash dividends on the Associates Stock in the
          Associate Stock Fund shall be distributed in accordance with the provisions of Paragraph XV to members who have elected to invest in the Ford Stock Fund and/or Associates Stock Fund, unless such members elect not to receive such dividends.
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                                        -3-

Subparagraph 3 of paragraph XV shall be amended to read as follows:

         Dividends on Stock in the Ford Stock Fund and Associates Stock Fund. Commencing, in the case of the Ford Stock Fund, with the dividend payable for the third quarter of 1996, all or a portion of cash dividends paid on shares of Company Stock in the Ford Stock Fund that have not been in the Plan continuously since January 1, 1989, shall be distributed to members who have assets in the Ford Stock Fund and do not reject such distribution. Commencing, in the case of the Associates Stock Fund, with the first dividend after April 1, 1997, and ceasing on the date that Associates First Capital Corporation ceases to be member of a controlled group of corporations (within the meaning of section 414(b) of the Code) the includes the Company, all or a portion of cash dividends paid on shares of Associates Stock in the Associates Stock Fund shall be distributed to members who have assets invested in the Associates Stock Fund and do not reject such distribution. The amount of such dividends that shall be distributed to members who do not reject distribution shall equal the lesser of
         (i) the total of such dividends, or (ii) the total amount of dividends paid on all shares held in the Ford Stock Fund or Associates Stock Fund, as appropriate, multiplied by the ratio of the number of Ford Stock Fund units or Associates Stock Fund Units, as appropriate, in the accounts of members who do not reject such distribution to the number of Ford Stock Fund units or Associates Stock Fund Units, as appropriate, in the accounts of all members. The amount of such dividends that shall be distributed to each member who has not rejected such distribution shall be equal to the total amount of dividends to be distributed multiplied by the ratio of the number of Ford Stock Fund Units or Associates Stock Fund Units, as appropriate, in the account of such member to the total number of Ford Stock Fund units or Associates Stock Fund Units, as appropriate, in the accounts of all members who have not rejected such distribution.

         The Committee shall from time to time determine the manner in which members shall be provided an opportunity to reject distribution of Company Stock and Associates Stock dividends. For administrative efficiency, the Committee may require members who elect to reject a distribution of dividends or either Company Stock or Associates Stock to reject a distribution of dividends on both Company Stock and Associates Stock.

         Distribution of such dividends shall be made as soon as practicable after receipt of such dividends by the Trustee.


Paragraph XVIII shall be amended by the addition thereto of subparagraph 6, which shall read as follows:

         Associates Stock Fund. Effective April 1, 1997, the Trustee shall establish and administer the Associates Stock Fund in accordance with the following:

         (a) Investments. For each member who elects pursuant to paragraph VII to have Contributions invested in the Associates Stock Fund or for whom a transfer is made to the Associates Stock Fund as
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                                        -4-

              provided in paragraph VIII hereof, the Trustee shall invest the sums so to be invested or transferred in accordance with instructions of a person, company, corporation or other organization appointed by the Company. The Trustee may be appointed for such purpose.

              Investments shall be made primarily in shares of Associates Stock; a small portion shall be invested in short-term investments to provide liquidity for daily activity. It is expected that about one or two percent of the Fund will be held in short-term investments, but the percentage may be higher or lower, depending upon the expected liquidity requirements of the Fund.

              Investments of all or a portion of Associates Stock Fund assets may be made in any common, collective or commingled fund when, in the opinion of the Trustee, such investments are consistent with the objective of the Associates Stock Fund.

         (b) Associate Stock Fund Units. Members shall have no ownership in any particular asset of the Associates Stock Fund. The Trustee shall be the sole owner of all Associates Stock Fund assets. Proportionate interests in the Associates Stock Fund shall be expressed in Associates Stock Fund Units. All Associates Stock Fund Units shall be of equal value and no Associates Stock Fund Unit shall have priority or preference over any other. Associates Stock Fund Units shall be credited by the Trustee to accounts of members as of each valuation date.

         (c) Associates Stock Fund Unit Prices. The term "Associates Stock Fund Unit Price," as used herein, shall mean the value in money of an individual Associates Stock Fund Unit expressed to the nearest cent. The Associates Stock Fund Unit Price as of April 1, 1997 was $10.00, as established by the Committee.

              Thereafter, the Associates Stock Fund Unit Price has been and shall be redetermined at the end of each business day that is a trading day of the New York Stock Exchange. The Associates Stock Fund Unit Price for each such business day shall be determined by dividing the net asset value of the Associate Stock Fund on such business day by the number of Associates Stock Fund Units outstanding on such business day. Associates Stock Fund Unit Prices shall be determined before giving effect to any distribution or withdrawal and before crediting contributions to members' accounts effective as of any such business day. Net asset value of the Associates Stock Fund shall be computed as follows:

              (i) Associates Stock shall be valued at the closing price on the New York Stock Exchange on such business day, or, if no sales were made on that date, at the closing price on the next preceding day on which sales were made.

              (ii) All other assets of the Associates Stock Fund, including any interest in a common, collective or commingled fund, shall be valued at the fair market value as of the close of business on the valuation date. Fair market value shall be determined by the Trustee in the reasonable exercise
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                                        -5-

                    of its discretion, taking into account values supplied by a generally accepted pricing or quotation service or quotations furnished by one or more reputable sources, such as securities, dealers, brokers, or investment bankers, values of comparable property, appraisals or other relevant information and, in the case of a common, collective or commingled fund, far market value shall be the unit value of such fund for a date the same as the valuation date, or as close thereto as practicable.

              (iii) Associates Stock Fund Units credited to Members' Accounts with respect to Tax-Efficient Savings Contributions made during any month shall be credited at the Associates Stock Fund Unit Price determined as of the close of business on the date that such contributions are received by the Trustee. Associates Stock Fund Units withdrawn or distributed shall be valued at the Associates Stock Fund Unit Price at the close of business on the day coinciding with the effective date of such withdrawal or distribution.

               (iv) Investment transactions, income and any expenses chargeable to the Associates Stock Fund will be accounted for on accrual basis.

         (d) Distribution and Withdrawal from Associates Stock Fund. The cash value of assets in the Associates Stock Fund shall be distributed to members or may be withdrawn by members only in accordance with paragraphs XIII, XIV and XV hereof. All distributions and withdrawals shall be in cash, except that a Member making a withdrawal or receiving a distribution may direct the Trustee to make such withdrawal or distribution in the form of whole shares of Associates Stock, based on the closing price on the New York Stock Exchange on the effective date of such withdrawal or distribution.

         (e) Registered Name. Securities held in the Associates Stock Fund may be registered in the name of the Trustee or its nominee.

AUTHORITY TO RECOGNIZE PRIOR SERVICE IN ACQUISITION OF NEW SUBSIDIARY
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The fourth paragraph of Paragraph XXVI is amended to read as follows:

         Except as otherwise provided in this paragraph XXVI or elsewhere in the Plan, the Vice President - Human Resources and the Treasurer are designated to carry out the Company's responsibilities with respect to the Plan, including, without limitation, appointment and removal of members of the Committee and determination of prior service for eligibility purposes under the Plan in the event of acquisition by a Participating Company or Affiliated Corporation (by purchase, merger, or otherwise) of all or part of the assets of another business
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                                        -6-

         organization and in the event of the employment by a Participating Company or Affiliated Corporation of all or a substantial number of individuals employed in the operations of an employer that is not a Participating Company or Affiliated Corporation; provided that such prior service may also be provided for in instruments created by duly authorized officers or agents of the company in connection with transactions whereby individuals become employees of a Participating Company or Affiliated Corporation. The Vice President - Human Resources and the Treasurer may allocate responsibilities between themselves and may designate other persons to carry out specific responsibilities on behalf of the Company.

The above amendments shall be effective as of January 1, 1997, or such earlier date as is provided therein or in any amendment authorizing same.